Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the use in this Registration Statement on Form S-1 of our report dated November 24, 2004, relating to the consolidated financial statements of Tejas Incorporated (formerly Westech Capital Corp.) as of and for the nine months ended September 30, 2004 and 2003, and to the reference to our firm under the caption “Experts” in the prospectus.

/s/ Helin, Donovan, Trubee & Wilkinson, LLP
Austin, Texas
December 20, 2004